Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED CHARTERED ACCOUNTANTS

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement of HearUSA on Form S-3 (File No. 333-115399) of our report dated February 15, 2002 (except for Note 18b which is dated May 3, 2002) on the consolidated financial statements of Helix Hearing Care of America Corp. as of November 30, 2001 and 2000 and for the years ended November 30, 2001, 2000 and 1999 contained in Registration Statement No. 333-73022 of HearUSA on Form S-4.

We also consent to the reference to us under the heading “Experts” in this prospectus, which is part of the Registration Statement.

Deloitte & Touche LLP
Montreal, Quebec
June 7, 2004